Exhibit 10.27
PARTNERSHIP INTEREST PURCHASE OPTION AGREEMENT entered into by Oculus Innovative Sciences, Inc., hereby represented by James Schutz (hereinafter referred to as “OIS”) and on the other side by Mr. Javier Orozco Gutierrez on his own right (hereinafter referred to as “JO”), under the following Background, Declarations and Clauses:
BACKGROUND
I. On June 16th, 2005, a Framework Agreement (hereinafter referred to as “Framework Agreement”) was entered into by Quimica Pasteur, S. de R.L. (referred to under the Framework Agreement as “QP”); JO; Mr. Jorge Paulino Hermosillo Martin (referred to under the Framework Agreement as “JH”); Oculus Technologies de Mexico, S.A. de C.V. (referred to under the Framework Agreement as “OTM”); and OIS. This Framework Agreement describes the Background and the Declarations that have cause the Parties to execute this Partnership Interest Purchase Option Agreement.
II. That the Framework Agreement provides in its First Clause a series of Legal Acts that the Parties have been obligated to execute not later than July 1st, 2005. One of such Legal Acts is the execution of this Partnership Interest Purchase Option Agreement.
WHEREAS
I. OIS declares:
1. That the Background and the Declarations provided in the Framework Agreement shall be deemed to be expressed and inserted hereunder whenever they are applicable.
2. That it is its desire and intention to execute this Partnership Interest Purchase Option Agreement.
3. That it is its intention to receive from JO the rights provided by this Agreement.

II. JO declares:
1. That the Background and the Declarations provided in the Framework Agreement shall be deemed to be expressed and inserted hereunder whenever they are applicable.
2. That he has legal capacity and he has no legal impediment to be obligated under the terms and conditions provided in this Agreement.
3. That on June 17, 2005, it will be held a Partners Meeting of QP wherein, among other resolutions, it will be resolved that the partnership interest of JO will represent 99.75% of the capital stock of QP (hereinafter referred to as “Partnership Interest”), over which he wishes to grant an option right in order that it can be further acquired by QIS or the person appointed by it in accordance with the provisions of the Framework Agreement.
4. That he does not need any authorization to execute this Agreement other than the requirements provided by the bylaws for the assignment of a partnership interest which shall be observed at the time OIS decides to execute this option.
5. That the Partnership Interest is not encumbered and it is not subject to any contingency or controversy.
III. Both Parties declare:
1. That they mutually recognize their personality for the execution of this Agreement.
2. That it is their intention to execute this Agreement and to be obligated in each and all the terms provided hereunder.
3. That they acknowledge that the Background and Declarations provided under the Framework Agreement are deemed to be inserted whenever they are applicable.
NOW, THEREFORE the Parties agree as follows:

CLAUSES
FIRST. Purpose. By virtue of this Agreement and based on the provisions of article 1860 and subsequent articles of the Civil Code for the Federal District, by means of this Agreement JO declares that it is his intention to offer OIS, or the individual or entity appointed by it, the option to become a partner of QP through the acquisition of the Partnership Interest described in the Declarations of this Agreement (hereinafter referred to as the “Option”).
SECOND. Compensation. As compensation for the Option, OIS shall transfer shares of its capital stock to JO. Due to the fact that OIS is an entity incorporated and governed by the laws of the State of California, in the United States of America, the Parties agree to execute the document called “Stock Purchase Agreement” as provided by the Framework Agreement which provides the terms and conditions of the compensation that JO will receive for the execution of this Agreement.
Notwithstanding the aforementioned, JO authorizes OIS to deduce and retain the OIS’s shares that are equivalent to any amount that JO and/or QP owe OIS and/or OTM, in their quality of bondsman of QP and in accordance with the Framework Agreement.
THIRD. Obligations of JO in connection with the Option. JO agrees and is obligated to:
1. Within 5 (five) working days after the execution of this Agreement, JO shall request the recording of this Option in the QP partners’ record book and shall verify that such recording is performed in OIS satisfaction.
2. Not to perform any corporate amendment that alters the nominal value of the Partnership Interest;
3. Carry on all the necessary corporate acts and come to a Notary Public selected by OIS to formalize its incorporation as partner of QP in case the Option was exercised;
4. Not to invite or allow that any third party, by whatever mean, becomes a partner of the Company without the previous written authorization of OIS;

5. Execute contracts, agreements, letters, meetings and any other document that is necessary to legally prove the incorporation of OIS as a partner of QP.
6. Not to perform or allow the performance of any act that directly or indirectly affects or may affect the exercise of the Option, including without limiting to the amendment of the bylaws of QP, or the constitution of any encumbrance or contingency over QP or over the Partnership Interest owned by JO in QP.
7. Not to perform or allow the performance of any act or action that may affect the value of the Partnership Interest or of QP.
FOURTH. Term. The Option provided hereunder shall be deemed to be obligatory for JO until the 23:59 hours of june 16, 2010.
FIFTH. Exercise of the Option. In case OIS decides to exercise the Option, OIS shall give notice to JO providing its intention of making this Option effective. OIS may appoint an individual or an entity to acquire the Partnership Interest. Once the notice has been received, JO shall give notice to the Company’s Secretary in order that he performs all the necessary acts for such purpose. JO is obligated to subscribe all the necessary documents in order that OIS becomes a partner of QP and the holder of the Partnership Interest.
SIXTH. Liquidated Damages. If JO breached any of the obligations assumed under this Agreement, he shall pay OIS the equivalent amount to the value of the OIS shares provided as compensation under the Second Clause of this Agreement. The value of such shares shall be the market value at the time JO receives from OIS the breach notice.
SEVENTH. Applicability of the Framework Agreement. The Parties acknowledge and accept that all the provisions of the Framework Agreement shall be applicable to this Agreement unless there is a specific provision in this Agreement. In case of controversy, the provisions of the Framework Agreement shall prevail. In a declarative way, but not limited, the following clauses of the Framework Agreement shall be applicable to this Agreement: Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth,

Thirteenth, Fourteenth, Fifteenth and Sixteenth, which are deemed to have been inserted hereunder.
IN WITNESS WHEREOF about the content and the scope of this Framework Agreement, the Parties sign it on June 16th, 2005, each party keeping an original.

/s/ Jim Schutz	/s/ Francisco Javier Orozco Gutiérrez

Oculus Innovative Sciences, Inc.	Francisco Javier Orozco Gutiérrez
Represented by:
James Schutz